Exhibit 99.1

SPAR Group Announces Preliminary 2012 Revenue of
$100 Million, an Increase of 36%

Surpasses Previously Announced Guidance of $90 Million

WHITE PLAINS, NY--(February 7, 2013) - SPAR Group, Inc. (NASDAQ : SGRP) (the "Company" or "SPAR Group"), a leading supplier of retail merchandising and other marketing services throughout the United States and internationally, today announced that the Company expects to record annual revenue of approximately $100 million for the twelve month period ended December 31, 2012 (unaudited). This represents an increase in revenue of $27 million or 36%, compared to 2011 revenue.

"We are extremely pleased with the significant growth that we experienced throughout 2012, which has resulted in exceeding our estimated guidance of $90 million," stated Gary Raymond, Chief Executive Officer of SPAR Group.  “To achieve our expected growth of 36% in a challenging retail environment provides validation that our merchandising and market services are crucial to leading manufacturers such as P&G, Sony and Nestle, as well as, retailers such as Wal-Mart, CVS, Staples and Family Dollar.  Management is confident that this financial success is a direct result of its strategic business model that focuses on acquiring profitable domestic and international subsidiaries, while organically expanding worldwide operations.  Going forward, management will remain diligent in our efforts to secure new contracts with Fortune 500 manufacturers and retailers, establish market presence in underserved markets, increase earnings, and ultimately improve the profitability and valuation of our Company."

SPAR Group has increased its global market presence and posted one of its highest annual revenues in the Company’s history. The Company currently operates in 10 countries representing approximately 50% of the total world population and expects to continue to increase its market footprint throughout 2013. In addition to increased international operations, the Company expects to bolster relationships with global Fortune 500 companies by offering worldwide merchandising and marketing services.

About SPAR Group

SPAR Group, Inc. is a diversified international merchandising and marketing services Company and provides a broad array of services worldwide to help companies improve their sales, operating efficiency and profits at retail locations. The Company provides merchandising and other marketing services to manufacturers, distributors and retailers worldwide, primarily in mass merchandiser, office supply, grocery, drug, independent, convenience, electronics, toy and specialty stores, as well as providing furniture and other product assembly services, in-store events, radio frequency identification ("RFID") services, technology services and marketing research. The Company has supplied these project and product services in the United States since certain of its predecessors were formed in 1979 and internationally since the Company acquired its first international subsidiary in Japan in May of 2001. Product services include restocking and adding new products, removing spoiled or outdated products, resetting categories "on the shelf" in accordance with client or store schematics, confirming and replacing shelf tags, setting new sale or promotional product displays and advertising, replenishing kiosks, providing in-store event staffing and providing assembly services in stores, homes and offices. Other merchandising services include whole store or departmental product sets or resets (including new store openings), new product launches, in-store demonstrations, special seasonal or promotional merchandising, focused product support and product recalls. The Company operates throughout the United States and internationally in 10 of the most populated countries, including China and India. For more information, visit the SPAR Group's website at http://www.sparinc.com/.

Forward-Looking Statements

Certain statements in this news release are forward-looking, including (without limitation) expectations or guidance respecting our expected year end results (which are subject to final audit adjustments), increased profitability and valuation, new contracts and customers, increased market footprint and global presence, customer contract expansion, growing revenues and profits through organic growth and acquisitions, attracting new business that will increase SPAR Group's revenues, continuing to maintain costs and consummating any transactions. Undue reliance should not be placed on such forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond the Company's control. The Company's actual results, performance and trends could differ materially from those indicated or implied by such statements as a result of various factors, including (without limitation) the continued strengthening of SPAR Group's selling and marketing functions, continued customer satisfaction and contract renewal, new product development, continued availability of capable dedicated personnel, continued cost management, the success of its international efforts, success and availability of acquisitions, availability of financing and other factors, as well as by factors applicable to most companies such as general economic, competitive and other business and civil conditions. Information regarding certain of those and other risk factors and cautionary statements that could affect future results, performance or trends are discussed in SPAR Group's most recent annual report on Form 10-K, quarterly reports on Form 10-Q, and other filings made with the Securities and Exchange Commission from time to time. All of the Company's forward-looking statements are expressly qualified by all such risk factors and other cautionary statements.

Contact:

James R. Segreto
Chief Financial Officer
SPAR Group, Inc.
(914) 332-4100

Investors:
Chris Camarra
Alliance Advisors, LLC
(212) 398-3487